EXHIBIT 4.1
DESCRIPTION OF CAPITAL STOCK
Throughout this exhibit, the terms “we,” “us,” “our” and the “Company” refer to Summit Midstream Corporation. The summary of general terms and provisions of our capital stock set forth below does not purport to be complete and is subject to and qualified by reference to our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”), the Certificate of Designation (our “Series A Certificate of Designation”) of our Series A Floating Rate Cumulative Redeemable Perpetual Preferred Stock (our “Series A Preferred Stock”), the Certificate of Designation (our “Class B Certificate of Designation”) of our Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), and our Amended and Restated Bylaws (our “Bylaws,” and together with our Certificate of Incorporation, our Series A Certificate of Designation and our Class B Series of Designation, our “Charter Documents”), each of which is included as an exhibit to our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission and incorporated by reference herein. For additional information, please read our Charter Documents and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).
Authorized Capital Stock
We are authorized to issue up to 72,500,000 shares, of which (i) 42,000,000 have been designated common stock, par value $0.01 per share (“common stock”), (ii) 500,000 have been designated preferred stock, par value $0.01 per share (“preferred stock”), and (iii) 30,000,000 have been designated common stock, par value $0.01 per share (“Blank Check Common Stock”). Our board of directors has designated 65,508 shares of preferred stock as Series A Preferred Stock and 7,471,008 shares of the Blank Check Common Stock as Class B Common Stock.
Common Stock
Holders of shares of common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by stockholders generally. The holders of common stock do not have cumulative voting rights in the election of directors.
Holders of shares of common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or Blank Check Common Stock.
Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock and Blank Check Common Stock having liquidation preferences, if any, the holders of shares of common stock will be entitled to receive pro rata our remaining assets available for distribution.
All shares of common stock that are outstanding are fully paid and non-assessable. Our common stock is not subject to further calls or assessments by us. Holders of shares of common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights powers, preferences and privileges of common stock are subject to those of the holders of any shares of preferred stock (including our Series A Preferred Stock) or Blank Check Common Stock (including our Class B Common Stock) or any other series or class of stock that we may authorize and issue in the future.
Our common stock is currently listed on the New York Stock Exchange under the symbol “SMC.”
Blank Check Common Stock
Our Certificate of Incorporation authorizes our board of directors to establish one or more series of Blank Check Common Stock (including convertible Blank Check Common Stock). Unless required by law or any stock exchange, the authorized shares of Blank Check Common Stock are available for issuance without further action by the holders of common stock or preferred stock. Our board of directors is able to determine, with respect to any series of Blank Check Common Stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:
•the designation of the series;
•the number of shares of the series, which our board of directors may, except where otherwise provided in the Blank Check Common Stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);
•whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•the dates at which dividends, if any, will be payable;
•the redemption or repurchase rights and price or prices, if any, for shares of the series;
•the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;
•whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
•restrictions on the issuance of shares of the same series or of any other class or series; and
•the voting rights, if any, of the holders of the series.
Class B Common Stock
On December 2, 2024, in connection with the consummation of the transaction contemplated in the Business Contribution Agreement, dated as of October 1, 2024, by and among us, Summit Midstream Partners, LP, a Delaware limited partnership (“SMLP”), and Tall Oak Midstream Holdings, LLC, a Delaware limited liability company (“Tall Oak Parent”), pursuant to which Tall Oak Parent contributed all of its equity interests in Tall Oak Midstream Operating, LLC, a Delaware limited liability company, to us in exchange for total consideration equal to $425.0 million (the “Tall Oak Acquisition”), we filed our Class B Certificate of Designation with the Secretary of State of the State of Delaware, which among other things, designated a series of our Blank Check Common Stock as Class B Common Stock. At closing of the Tall Oak Acquisition, we issued 7,471,008 shares of our Class B Common Stock and SMLP issued 7,471,008 common units representing limited partner interests (“SMLP Partnership Units”), which are exchangeable into an equivalent quantity of our common stock on a 1:1 exchange ratio. The shares of Class B Common Stock are non-economic interests and are not convertible into any of our other securities. However, if a holder exchanges one SMLP Partnership Unit for one share of common stock, it must also surrender to us one share of Class B Common Stock for each SMLP Partnership Unit exchanged.
For so long as Tall Oak Parent and its permitted transferees (collectively, the “Investor”) continuously own the following threshold amounts of the outstanding shares of common stock, on a diluted basis assuming the exchange of all SMLP Partnership Units then outstanding (the “Total Shares”), the Investor will have the right to elect (by the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a class and to the exclusion of our common stock and any other class or series of our capital stock) directors to our board of directors (“TW Directors”), and our board of directors will be composed in part of TW Directors as specified below:
•up to four TW Directors, until such time as the number of shares of common stock issuable to the Investor upon redemption or exchange of the SMLP Partnership Units held by the Investor (the “Total Class B Ownership”) continuously held is less than or equal to 32% of the Total Shares;
•up to three TW Directors, until such time as the Total Class B Ownership continuously held is less than 28% of the Total Shares;
•up to two TW Directors, until such time as the Total Class B Ownership continuously held is less than 20% of the Total Shares; and
•up to one TW Director, until such time as the Total Class B Ownership continuously held is less than 10% of the Total Shares.
In addition to the election of TW Directors described above, holders of shares of Class B Common Stock vote together with holders of our common stock as a single class and are entitled to one vote (subject to adjustment to account for any subdivision or combination or similar reclassification or recapitalization of the outstanding shares of common stock) for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by stockholders generally.
Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock and Blank Check Common Stock having liquidation preferences senior to the Class B Common Stock, if any, the holders of shares of Class B Common Stock will be entitled to receive a liquidation preference of $0.01 per share of Class B Common Stock.
Preferred Stock
Our Certificate of Incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or any stock exchange, the authorized shares of preferred stock are available for issuance without further action by the holders of common stock or Blank Check Common Stock. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:
•the designation of the series;

•the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);
•whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•the dates at which dividends, if any, will be payable;
•the redemption or repurchase rights and price or prices, if any, for shares of the series;
•the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;
•whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
•restrictions on the issuance of shares of the same series or of any other class or series; and
•the voting rights, if any, of the holders of the series.
Series A Preferred Stock
Shares of Series A Preferred Stock represent perpetual equity interests in us, and they have no stated maturity or mandatory redemption date. Holders of Series A Preferred Stock generally have no voting rights, except for limited voting rights in certain circumstances.
The holders of Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors out of legally available funds for such purpose, cumulative and compounding quarterly cash dividends. Dividends on the shares of Series A Preferred Stock are cumulative and compounding and are payable quarterly in arrears on the 15th days of March, June, September and December of each year. The dividend rate for the Series A Preferred Stock is a percentage of the Series A Liquidation Preference (as defined in the Series A Certificate of Designation) equal to the three-month SOFR, or, if no such rate is so published, a substitute or successor rate determined by the calculation agent, plus a spread of 7.69%.
We may, at our option, redeem the Series A Preferred Stock, in whole or in part, at a redemption price of 100% of the Series A Liquidation Preference per share of Series A Preferred Stock plus an amount equal to all accumulated and unpaid dividends thereon to, but not including, the date of redemption, whether or not declared.
If certain change of control triggering events occur, each holder of Series A Preferred Stock may require us to repurchase all or a portion of such holder’s Series A Preferred Stock at a purchase price equal to 101% of the Series A Liquidation Preference per share of Series A Preferred Stock plus an amount equal to all accumulated and unpaid dividends thereon to, but not including, the date of settlement. Any such redemption would be effected only out of funds legally available for such purposes and will be subject to compliance with the provisions of our outstanding indebtedness.
Dividends
The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend will be subject to the discretion of our board of directors.
We have no current plans to pay dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. Because we are a holding company and have no direct operations, we are only be able to pay dividends from funds we receive from our subsidiaries. In addition, our ability to pay dividends is limited by covenants in our existing indebtedness and may be limited by the agreements governing other indebtedness that we or our subsidiaries incur in the future.
Until the redemption of the Series A Preferred Stock, holders of the shares of Series A Preferred Stock are entitled to receive cumulative compounding dividends quarterly. In any quarter, the holders of shares of Series A Preferred Stock must receive the dividend to which they are entitled for that quarter, plus any accrued and unpaid dividends from prior quarters, and our board of directors must expect to have sufficient funds to pay the next dividend on the Series A Preferred Stock, before any distributions can be paid on our common stock. We cannot pay dividends on any junior securities, including our common stock, prior to paying the dividends payable on the Series A Preferred Stock.

Anti-Takeover Effects of Charter Documents and Certain Provisions of Delaware Law
Some provisions of Delaware law and our Charter Documents could make certain change of control transactions more difficult, including acquisitions of us by means of a tender offer, a proxy contest or otherwise, as well as removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares. Therefore, these provisions could adversely affect the price of our securities.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Charter Documents
Among other things, the Charter Documents:
•establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely delivered to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be delivered to our corporate secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date of our proxy statement released to the stockholders for the preceding year’s annual meeting. Our Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may deter stockholders from bringing matters before the stockholders at an annual or special meeting;
•authorize our board of directors to issue undesignated preferred stock and undesignated Blank Check Common Stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock or Blank Check Common Stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us;
•provide that the authorized number of directors may be changed only by resolution of our board of directors;
•provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock or Blank Check Common Stock, be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum;
•provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock or Blank Check Common Stock with respect to such series;
•provide that special meetings of our stockholders may only be called by resolution of our board of directors;
•provide that our board of directors be divided into three classes of directors, serving staggered three-year terms, other than directors which may be elected by holders of preferred stock or Blank Check Common Stock (including our Class B Common Stock), if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors; and
•provide that the approval of the holders of at least two-thirds of the then outstanding Series A Preferred Stock is required on any matter (including a merger, consolidation or business combination) that would materially adversely affect any of the existing preferences, rights, powers, duties or obligations of the Series A Preferred Stock.
Forum Selection
Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks requisite subject matter jurisdiction, and state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:
•any derivative action or proceeding brought on our behalf;
•any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, other employees or stockholders to us or our stockholders;

•any action asserting a claim arising pursuant to any provision of the DGCL or the Charter Documents or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or
•any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.
Notwithstanding the foregoing sentence, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against us or any director, officer, employee or agent of us.
Our Certificate of Incorporation also provides that any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, these forum selection provisions. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our Certificate of Incorporation is inapplicable or unenforceable.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock, Class B Common Stock and Series A Preferred Stock is Equiniti Trust Company, LLC.